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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       VIRTUAL GAMING TECHNOLOGIES, INC.


     Virtual Gaming Technologies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by resolution of the Board of Directors adopted at a special meeting and consented to in writing by the majority stockholders of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     II. Article 4. of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

     "4. This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock" and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock this corporation is authorized to issue is 30,000,000 and each such share shall have a par value of $.00001, and the total number of shares of Preferred Stock this corporation is authorized to issue is 10,000,000 and each such share shall have a par value of $.00001. The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series."

     IN WITNESS WHEREOF, the undersigned hereby duly executes this Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein stated are true, this 26th day of October, 1998.

                                               VIRTUAL GAMING TECHNOLOGIES, INC.


                                               By: /s/ Joseph R. Paravia
                                                   ----------------------------
                                                   Joseph R. Paravia, President